Exhibit 10.1

LEASE TERMINATION, SURRENDER AND BUY-OUT AGREEMENT

THIS LEASE TERMINATION, SURRENDER AND BUY-OUT AGREEMENT (“Agreement”) is made and entered into as of the 25th day of June, 2020, by and between NTN BUZZTIME, INC., a Delaware corporation (“Lessee”), and BURKE ASTON PARTNERS, LLC, a California limited liability company (“Lessor”)).

R E C I T A L S :

A. Lessor and Lessee are parties to that certain Standard Multi-Tenant Office Lease – Gross dated July 26, 2018 (together with addenda and exhibits thereto, the “Lease”) for the Premises consisting of approximately 16,162 rentable square feet in the building and suite known as 1800 Aston Avenue, Suite 100, Carlsbad, California, as more particularly described in the Lease. The capitalized terms used and not otherwise defined herein shall have the same definitions as set forth in the Lease.

B. Lessee desires to terminate the Lease. Lessor has agreed to terminate the Lease in exchange for Lessee’s representations contained herein and agreement to pay the amounts stated herein and the parties hereto have agreed to such payments and such termination in exchange for the releases and promises contained herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Payment of Lease Buy-Out. Lessee shall pay to Lessor the total sum of Four Hundred Sixty One Thousand Dollars ($461,000.00), which represents a Lease buy-out fee, including to reimburse Lessor for its actual costs associated with terminating the Lease and reletting the Premises, including brokerage fees and legal fees (“Lease Buy Out”). The Lease Buy Out shall be paid as follows: (i) Lessee hereby authorizes Lessor to apply the security deposit it holds on behalf of Lessee pursuant to the Lease in the amount of Fifty Nine Thousand Six Hundred Thirty One and 47/100 Dollars ($59,631.47) to the Lease Buy Out, (ii) Lessee hereby authorizes Lessor to draw down on the entire amount of the Letter of Credit in the amount of Two Hundred Thousand Dollars ($200,000.00), with the drawing to be made upon the signing of this Agreement, (iii) Lessee shall pay to Lessor upon the signing of this Agreement, via wire transfer, cashier’s check or other readily available funds to the satisfaction of Lessor, the amount of One Hundred Twenty One Thousand Three Hundred Sixty Eight and 53/100 Dollars ($121,368.53), (iv) Lessee shall pay to Lessor the sum of Five Thousand Dollars ($5,000.00) should Lessor notify Lessee that Lessor had to dispose of furniture within 30 days of signing this Agreement, and (v) upon the closing of the sale by Lessee or its owners of either all or any material part of the Lessee’s assets, or all or any material part of the equity interests in Lessee, the amount of Eighty Thousand Dollars ($80,000.00). Lessee agrees to promptly notify Lessor upon the signing of a purchase agreement for any such sale and to remit all unpaid amounts due Lessor under this Agreement within three (3) business days of the closing of such sale. The payments to be made hereunder are being made in consideration for Lessor’s termination of the Lease and are intended to compensate for any and all amounts incurred or charged to Lessor now or in the future in connection with the Lease (including, but not limited to, any and all losses, damages and costs that will be incurred by the Lessor due to an early termination of the Lease). No additional amounts shall be due or payable by the Lessee.

2. Termination of Lease.

(a) Except as otherwise specifically provided in this Agreement, Lessor and Lessee hereby agree to terminate the Lease and the Lease shall be fully and finally surrendered and terminated as of June 30, 2020 (“Effective Date”). Following the Effective Date, full and complete surrender by Lessee to Lessor of the Premises in accordance with this Agreement, and payment of the Lease Buy Out, Lessee shall thereafter have no further obligations, rights or interests whatsoever in or to the Premises.

(b) Lessee shall surrender the Premises to Lessor on or before the Effective Date in its currently existing “AS-IS” condition with all current Lessee improvements and fixtures in place. Lessee acknowledges that its surrender of the Premises to Lessor in the above required condition is consideration for Lessor’s agreement to enter into this Agreement and to terminate the Lease. Lessee represents and covenants that the Premises will be surrendered and delivered to Lessor in the above required condition free and clear of any and all claims, debts, liens or encumbrances.

(c) Lessee will surrender the Premises as of the Effective Date.

(d) Lessee hereby waives any right it has to any security deposit held by Lessor relating to the Premises.

(e) Prior to the Effective Date, Lessee agrees that Lessor may actively advertise and show the Premises to prospective Lessees and Lessee waives any and all claims relating to any inconvenience or disturbance of Lessee’s occupancy of the Premises or operation of its business at the Premises relating to such advertising and showing of the Premises by Lessor.

3. Release. Except as otherwise expressly provided herein, Lessor and Lessee, on behalf of themselves and their partners, members, directors, officers, managers, agents, representatives, attorneys and lenders, as well as their heirs, successors and assigns, and each of them, do hereby acknowledge full and complete satisfaction of, and do hereby fully and forever release and discharge each other, as well as their respective partners, members, directors, officers, managers, agents, representatives, attorneys and lenders, and their successors and assigns, and each of them, from any and all claims, liabilities, demands, charges, accounts, obligations and causes of actions of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, arising either before or after the Effective Date, which they now own or hold as against one another (or at any time in the future own or hold as against one another) by reason of any and all claims which arise out of the Lease and the Premises. Notwithstanding the foregoing, the aforesaid release shall not release Lessor and Lessee from their respective obligations under this Termination Agreement. Lessor and Lessee further agree that the release contained in this Agreement is a general release, and is intended by the parties to extend to all claims described in this paragraph, whether or not such claims are known or suspected by a party to exist in their favor at the time of the execution hereof, and the parties hereby expressly waive all rights under Section 1542 of the California Civil Code. Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Initials:	BRB	SG
	Lessor	Lessee

4. Representation of Parties. Each person signing this Agreement on behalf of Lessee warrants and represents to Lessor that he or she is authorized to sign this Agreement on behalf of Lessee and that this Agreement shall be binding upon and enforceable against Lessee.

5. Miscellaneous.

(a) Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and on advice of counsel they have freely and voluntarily entered into this Agreement.

(b) Waiver. The failure by any party to this Agreement at any time or times to require performance of any provision hereof will in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be construed as a waiver of any such condition or a breach or waiver of any other condition or a breach of any other term, covenant, representation or warranty of this Agreement.

(c) Attorneys’ Fees. If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and costs.

(d) Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, devisees, representatives, successors and assigns.

(e) Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California. All disputes between the parties concerning this Agreement or any of its terms or conditions, which are not otherwise resolved, will be exclusively resolved in a court of competent jurisdiction for Orange County, California.

(f) Counterparts; Facsimile & Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. To facilitate execution of this Agreement, the parties may execute and exchange facsimile or electronic counterparts, and facsimile or electronic counterparts shall serve as originals.

(g) Complete Agreement. This Agreement constitutes the entire agreement of the Lessor and Lessee with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter of this Agreement, and any and all prior correspondence, conversations, or memoranda are merged into this Agreement and hereby replaced.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of day and year first above written.

LESSOR

BURKE ASTON PARTNERS, LLC, a California limited liability company

By:	/s/ Brian R. Burke
Brian R. Burke, general partner of CMK Family
Partners, a Limited Partnership, its Manager

LESSEE

NTN BUZZTIME, INC., a Delaware corporation

By:	/s/ Sandra M. Gurrola
Name:	Sandra Gurrola
Title:	SVP of Finance

-4-